Exhibit 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-150722 and 333-147189) of The Western Union Company, and

(2)	Registration Statement (Form S-8 No. 333-137665) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan, and The Western Union Company Supplemental Incentive Savings Plan;

of our reports dated May 1, 2008, August 4, 2008 and October 31, 2008 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

/s/ Ernst & Young LLP

Denver, Colorado

October 31, 2008